Vista 7 West, Inc.
                       INTERNET WEB SITE HOSTING SERVICES

                                  ATTACHMENT A

The Web site will be hosted on a fast and reliable fault tolerant system, made up of state- of-the-art servers and routers connected to multiple backbones via fiber optic T3 lines. The site is backed up daily on tape and has full time battery backup.

Hosting Fees:

One Time Setup Fee:                                              $50.00
   On-going Monthly
   Hosting Fee $49.95:                                   Qrtly  $149.85

        Total Hosting Fee at Start Up:                          $199.85

Shopping Cart Software License:

   Monthly License - Includes software upgrades
and support as long as you are paying the monthly license.       $   0

   One-time software Setup Fee - This entities you to full       $350.00
support and future software upgrades for one year from your start date. Any upgrades after one year will need to be purchased
Vista 7 West, Inc.

Total Start Up for Hosting and Shopping Cart System:              $549.85

CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                           1 of 8   Confidential



                                Vista 7 West, Inc.

Engagement Agreement

This agreement is between UPTICK Consulting, Inc. and Vista 7 West, Inc., a Georgia Corporation, effective January 13th 1999.

WHEREAS: UPTICK Consulting, Inc. is in the business of Public Relations
and       market trade.

WHEREAS: Vista 7 West, Inc. is in the business of providing World Wide Web development and marketing services nationwide.

Vista 7 West, Inc., agrees to provide Web development and marketing services as specified in this Proposal dated January 11, 1999. Vista 7 West, Inc. agrees to complete the project as specified in the referenced proposal.

UPTICK Consulting, Inc. agrees to pay Vista 7 West, Inc. an amount not to exceed the amounts specified per each project, plus reasonable and actual pre-approved expenses. 50% of the professional service fees is due upon commencement of each project and the remaining fees are due upon completion of the project and site is launched publicly.


/s/ Michael Dion                            /s/ Lisa Anglese
For: Uptick Consulting, Inc.                For: Vista 7 West, Inc.
January 13, 1999                            January 13, 1999



                           Vista 7 West, Inc.
                    INTERNET WEB SITE HOSTING SERVICES
                          TERMS AND CONDITIONS

Vista 7 West, Inc. (hereby called "The Service Provider") is an Internet Service Provider and host of personal and business World Wide Web pages. Vista 7 West, Inc. maintains The Service Provider as a service to the Internet community. The goal of Vista 7 West Inc. is to provide you with the best service possible for an enjoyable Internet experience. These Terms and Conditions are designed to keep Vista 7 West, Inc. and the Internet enjoyable and useful for all of our subscribers. Vista 7 West, Inc. is committed to and supports the free flow of information and ideas over the Internet. Vista 7 West, Inc. does not actively monitor nor does Vista 7 West, Inc. exercise editorial control over the content of any web Site, electronic mail transmission, mailing list, news group or other material created or accessible over Vista 7 West, Inc. services. However, Vista 7 West, Inc. reserves the right to remove any materials Vista 7 West, Inc. does become aware of that are, in Vista 7 West Inc.'s sole discretion, potentially illegal, could subject Vista 7 West, Inc. to liability, or violate this policy. The use of The Service Provider is subject to the following terms and conditions.

Vista 7 West, Inc. may amend this agreement on an as needed basis by placing an update of this posting, and your continued use of The Service Provider following each updated posting shall be deemed to be your acceptance of any such modification. Furthermore, it is your responsibility to monitor the "Term and Conditions" page of The Service Provider regularly to determine whether the terms and conditions have been modified. If changes to terms and conditions or pricing have been made, these changes will take effect on the date of Client's contract renewal. If you do not agree with the Terms and Conditions of The Service Provider or any modifications or changes to this Agreement, you must immediately stop using The Service Provider.

The entire content of The Service Provider is copyrighted, and all rights are reserved. You may save to disk or print out individual or selections of information contained within The Service Provider for your own use, provided that you do not collect multiple small selections for the purpose of replicating or copying all or substantial portions of The Service Provider.

Terms of Contract

I. Financial Arrangements

1. Client agrees to the contract for the length Specified, beginning upon Vista 7 West, Inc.'s receipt by fax, e-mail, or express mail. Client agrees to pay Vista 7 West, Inc. for services rendered pursuant to the payment schedule.

2. First payment shall be due upon receipt of contract.

3. This agreement will automatically renew for identical successive periods unless canceled in writing or modified by client prior to the renewal date. Client will receive an invoice for charges and payment is due upon receipt of invoice.

4. Initial payment is due with contract. Contract takes effect on the date of receipt of payment, and will be renewed automatically for identical successive periods. Any changes made to the Client's package (e.g. extra traffic charges, additional server space, and additional e-mail accounts) shall be billed accordingly.

CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                           3 of 8  Confidential



                               Vista 7 West, Inc.
                       INTERNET WEB SITE HOSTING SERVICES

II Taxes

Vista 7 West, Inc. shall not be liable for any taxes or other fees to be paid in accordance with or related to purchases made from Client or Vista 7 West, Inc.'s server. Client agrees to take full responsibility for all taxes and fees of any nature associated with any such products sold.

III Material and Products

1. Vista 7 West, Inc. will exercise no control whatsoever over the content of the information passing through the network or on the Client's web sites. Vista 7 West Inc. makes no warranties or guarantees of any kind, whether expressed or implied for the service it is providing. Vista 7 West, Inc. also disclaims any warranty of merchantability or fitness for particular purpose and will not be responsible for any damages that may be suffered by the Client, including loss of data resulting from delays, non-deliveries or service interruptions or gaps by any cause or errors or omissions of the Client. Vista 7 West, Inc. is not responsible for any loss, erasure, or corruption of Client's data or files whatsoever. Use of any information obtained by way of Vista 7 West, Inc. is at the Client's own risk, and Vista 7 West, Inc. specifically denies any responsibility for the accuracy or quality of information obtained through its services. Connection speed represents the speed of connection to Vista 7 West, Inc. and does not represent guarantees of available end to end bandwidth. Vista 7 West, Inc. expressly limits its damages to the Client for any non-accessibility time or other down time to the pro-rata monthly charge during the system unavailability. Vista 7 West, Inc. specifically denies any responsibilities for any damages arising from a consequence of such unavailability. In the event that this material is not "Server-ready", Vista 7 West, Inc. may, at its option and at any time, reject this material including but not limited to after it has been put on Vista 7 West, Inc.'s Server. Vista 7 West, Inc. agrees to notify Client immediately of its refusal of the material and afford Client the opportunity to amend or modify the material to satisfy the needs and/or requirements of Vista 7 West, Inc. If the Client fails to modify the material, as directed by Vista 7 West, Inc., within a reasonable period of time, which shall be determined between the parties themselves, the Agreement shall be terminated

IV. Trademarks & Copyrights

Client warrants that it has the right to use the applicable trademarks, if any, and grants Vista 7 West, Inc. the right to use such trademarks in connection with Vista 7 West, Inc.'s service.

CLIENT: UPTICK Consulting, Inc.
DATE- January 11, 1999                      4 of 8  Confidential


                           Vista 7 West, Inc.
                  INTERNET WEB SITE HOSTING SERVICES

V. Etiquette and Policy

1. The network resources of Vista 7 West, Inc. may not be used to impersonate another person or misrepresent authorization to act on behalf of others or Vista 7 West, Inc. All messages via Vista 7 West, Inc. should correctly identify the sender; users may not alter the attribution of origin in electronic mail messages or postings. Users may not attempt to undermine the security or integrity of computing systems or networks and must not attempt to gain unauthorized access to said networks. Clients may not use Vista 7 West, Inc.'s server for mass e-mail or "spamming" purposes.

2. Vista 7 West, Inc. may impose reasonable rules and regulations regarding the use of its services. Customer shall impose such rules and regulations on its customers to the extent necessary to ensure compliance.

3. Vista 7 West, Inc. may discontinue servicing any Plan, or may require fulfillment of terms or conditions. Vista 7 West, Inc. may choose to impose as a prerequisite for continuing to service any such Plan. Such discontinuation or requirement may not be unreasonable, however, and Vista 7 West, Inc. agrees to provide Customer with reasonable notice by email and fax of any such intent to discontinue or impose certain conditions.

4. Vista 7 West, Inc.'s services may not be used for illegal purposes, or in support of illegal activities. Vista 7 West, Inc. reserves the right to cooperate with legal authorities and/or injured third parties in the investigation of any suspected crime or civil wrong. Activities which are prohibited as potentially illegal include, but are not limited to:

- Unauthorized copying of copyrighted material, including but not limited to, digitization and distribution of photographs from magazines, books, or other copyrighted sources, and copyrighted software.

- Posting or e-mailing of scams such as "make-money-fast" schemes or "pyramid/chain" letters.

- Threatening bodily harm or property damage to individuals or groups.

- Making fraudulent offers of products, items, or services originating from your account

- Attempting to access the accounts of others, or attempting to penetrate beyond security measures of our or other systems (referred to as hacking) whether or not the intrusion results in corruption or loss of data.

- Harassing others by "mail-bombing". "Mail-bombing" constitutes sending more than ten (10) similar mail messages to the same e-mail address.

- Forging any message header, in part or whole, of any electronic transmission originating or passing through Vista 7 West, Inc. services.

- Distributing viruses to or from Vista 7 West, Inc. systems.

5. Bulk email sent through a mail service external to out system can not contain an email address or a domain name that is hosted by Vista 7 West, Inc. This generally results in complaints being forwarded to our administrative staff and will be cause for immediate account termination or suspension without prior notification.

CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                    5 of 8      Confidential

                             Vista 7 West, Inc.
                      INTERNET WEB SITE HOSTING SERVICES

VI. Charges for Space and Server Traffic Above and Beyond that which are Allocated in Client's Hosting Plan

Client agrees that it will be charged and will remit payment for extra server traffic pursuant to the web site hosting package that Client has selected. Said charges will be prorated and will appear on the following invoice. Charges for excess server traffic are posted in the hosting section of http://www.Vista 7 West, Inc..net/. Client agrees that it will be charged and will remit payment for extra server storage space and extra e-mail accounts pursuant to the web site hosting package that Client has selected. Said charges will be prorated and appear on the following invoice. Charges for extra server storage space and extra e-mail accounts are posted in the hosting section of http:/www.Vista 7 West, Inc..net/.

VII.  Termination

1. This Agreement may be terminated by Vista 7 West, Inc., without cause, by giving the other party 30 days notice via e-mail or fax. In such event, Vista 7 West, Inc. will be required to pay to the other party an amount equal to the unused and prorated portion of service excluding any setup charges. Notwithstanding the above, Vista 7 West, Inc. may terminate the service under this Agreement at any time, without penalty, if the Client fails to comply with the terms of this Agreement. It is the client's responsibility to point hashes domam to another service provider upon termination, cancellation or discontinuation of service.

2. Vista 7 West, Inc. offers a 30-Day money back guarantee for its services. This guarantee excludes any setup fees or installation charges applied to Vista 7 West, Inc.'s services.

3. Vista 7 West, Inc. will not issue refunds or credits past the 30-Day money back guarantee.

VIII. Limited Liability

1. Client expressly agrees that use of Vista 7 West, Inc.'s Server is at Client's sole risk. Neither Vista 7 West, Inc., its employees, agents, resellers, third party information providers, merchants licensers or the like, warrant that Vista 7 West, Inc.'s Server service will not be interrupted or be error free; nor do they make any warranty as to the results that might be obtained from the use of the Server service or as to the accuracy, or reliability of any information service or merchandise contained in or provided through the Vista 7 West, Inc. Server service, unless otherwise expressly stated in this Agreement.

2. Under no circumstances, including negligence, shall Vista 7 West, Inc., its offices, agents or any one else involved in, creating, or distributing Vista 7 West, Inc.'s Server service be liable for any direct, indirect, incidental, special or consequential damages that result from the use of or inability to use the Vista 7 West, Inc. Server service; or that results from mistakes, omissions, interruptions, deletion of files, errors, defects, delays in operation, or transmission or any failure of performance, whether or not limited to acts of God, communication failure, theft, destruction or unauthorized access to Vista 7 West, Inc.'s records, programs or services. Client hereby acknowledges that this paragraph shall apply to all content on Vista 7 West Inc.'s Server service.

CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                   6 of 8    Confidential

                           Vista 7 West, Inc.
                   INTERNET WEB SITE HOSTING SERVICES

IX. Indemnification

Client agrees that it shall defend, indemnify, save and hold Vista 7 West, Inc. harmless from any demands, liabilities, losses, costs and claims, including reasonable attorneys fees, ("Liabilities") asserted against Vista 7 West, Inc., its agents, its customers, servants officers and employees, that may arise or result from any service provided or performed or agreed to be performed or any product sold by Client its agents, employees or assigns. Client agrees to defend, indemnify and hold harmless Vista 7 West, Inc. against Liabilities arising out of (i) any injury to person or property caused by any products sold o3r otherwise distributed in connection with Vista 7 West, Inc.'s Server; (ii) any material supplied by Client infringing or allegedly infringing on the proprietary rights of a third party; (iii) copyright infringement and
(iv) any defective product which Client sold on Vista 7 West, Inc.
Server.

X. Partial Invalidity

If any provision of this agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect Vista 7 West, Inc. and Customer agree to renegotiate in good faith any term held invalid and to be bound by mutually agreed substitute provision.

XI. Disputes

The parties shall try to resolve all disputes that might arise out of this agreement in a spirit of cooperation without formal procedures. Any dispute which cannot be so resolved (other than the collection of money due on unpaid invoices) and other than the injunctive relief referred to in paragraph 10 shall be subject to arbitration upon written demand of either party. Arbitration shall take place in Los Angeles, California or at a different location if the parties so agree. The arbitration will take place before an arbitration panel chosen as follows: The parties shall each choose an arbitrator, and the two arbitrators shall choose a third arbitrator and determine the third arbitrator's pay. Each party shall have one veto over the choice of the third arbitrator. The three arbitrators shall schedule an informal proceeding, hear the argument, and decide the matter by secret majority vote. Unless the arbitrators decide otherwise, each party shall pay the costs of its own arbitrator, and shall pay half of the other costs of the arbitration proceeding. Each party shall have the right to have the proceedings transcribed. The arbitrators will not have the authority to award punitive damages or any other form of relief not contemplated in the contract. The majority of arbitrators shall render a written opinion setting forth the basis on which they arrived at the decision regarding each issue submitted to arbitration; the dissenting arbitrator, if any, shall not issue, a dissenting opinion. Regarding each issue submitted to arbitration, the decision will be final and binding only to the extent it is accompanied by a written explanation of the basis upon which it was arrived at. Judgment upon the award, if any, rendered by the arbitrators may be entered in any court having jurisdiction.

Should any legal action permissible under this agreement be taken to enforce the conditions and terms of this agreement in particular the right to collect money due on unpaid invoices, the prevailing party shall be entitled to recover reasonable legal fees and expenses incurred at the trial and appellate levels.

CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                   7 of 8        Confidential



                                        Vista 7 West, Inc.
                                Internet Web Site Hosting Services

XII.  Confidentiality

Customer acknowledges that by reason of its relationship with Vista 7 West, Inc., it may have access to certain products, information and materials relating to Vista 7 West, Inc.'s business, plans, customers, software technology, and marketing plans that are confidential and of substantial value to Vista 7 West, Inc., which value would be impaired if such information were disclosed to third parties. Customer agrees that it will not use in any way for its own account or for the account of any third party, nor disclose to any third party, any such information revealed to it by Vista 7 West, Inc. Customer further agrees that it will take every appropriate precaution to protect the confidentiality of such information. In the event of termination of this agreement, there shall be no use or disclosure by the Customer of any such confidential information in its possession, and all confidential documents shall be returned to Vista 7 West, Inc. or destroyed. The provisions of this section shall survive the termination of the agreement for any reason. Upon any breach or threatened breach of this section, Vista 7 West, Inc. shall be entitled to injunctive relief, which relief will not be contested by Customer.


CLIENT: UPTICK Consulting, Inc.
DATE: January 11, 1999                   8 of 8      Confidential